Exhibit 23.01
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-142776, 333-142225, 333-139901, 333-139875, 333-138694, 333-136275, 333-131988, 333-131427, 333-145162, 333-147400, and 333-151045 and Form S-3 No. 333-142796) of Oracle Corporation of our reports dated July 1, 2008, with respect to the consolidated financial statements and schedule of Oracle Corporation, and the effectiveness of internal control over financial reporting of Oracle Corporation, included in this Annual Report (Form 10-K) for the year ended May 31, 2008.
/s/ ERNST & YOUNG LLP
San Francisco, California
July 1, 2008